FOR IMMEDIATE RELEASE

CONTACT:	Maria C. Duey
Vice President, Investor Relations & Communications
(248) 593-8810
mduey@horizonglobal.com

HORIZON GLOBAL CORPORATION REPORTS SECOND QUARTER 2015 RESULTS;
ISSUES GUIDANCE FOR INCOME GROWTH GREATER THAN 50% IN REMAINDER OF 2015

Key Highlights

•	Tax free spin-off completed on June 30, 2015; Horizon Global publicly traded stand-alone company as of July 1, 2015

•
Sales decreased 11.1 percent to $158.5 million; sales decreased 7.1 percent, excluding the effects of foreign currency translation. Cequent Americas sales decreased 11.5 percent; Cequent APEA sales increased 4.8 percent in local currency

•	Announced a set of consolidation actions resulting in an expected cumulative savings of greater than $10 million on an annual run rate

•	Earnings per share of $0.12 per diluted share. Excluding Special Items(1), earnings per share would have been $0.30 per diluted share

•	Guidance issued for six months ended December 31, 2015

◦	Sales between $285 and $300 million

◦	Recurring segment operating profit increasing 200 basis points; more than 50 percent greater than the same period in 2014

•	Full year earnings guidance of $1.00 to $1.20 per diluted share, excluding Special Items(1)

BLOOMFIELD HILLS, Michigan, August 10, 2015 — Horizon Global Corporation (NYSE: HZN) one of the world’s leading manufacturers of branded towing and trailering equipment, today reported that net sales for the second quarter ended June 30, 2015 decreased 11.1 percent to $158.5 million, compared to the second quarter of 2014 due to foreign currency translation and distributor consolidation, partially offset by growth in eCommerce and retail. Operating profit decreased 64.2 percent to $5.4 million, from $15.0 million in the second quarter of 2014. Excluding Special Items(1), operating profit decreased 37.8 percent to $10.2 million, from $16.5 million in the second quarter 2014. Excluding Special Items(1), operating margin was 6.5 percent.
“At the end of the second quarter, Horizon Global successfully spun off from TriMas Corporation, resulting in a new publicly traded company with a strong financial position, a seasoned leadership team, and a global footprint and portfolio of strong brands. Our financial results reflect the spin-off of Horizon Global, including incremental stand-alone company costs and expense allocations for certain functions provided by TriMas,” said A. Mark Zeffiro, President and Chief Executive Officer of Horizon Global. “Our focus remains on our three priorities for value creation. Clearly, the first one is margin improvement, and we announced a number of actions geared toward profitability improvement. Second, our anticipated increase in cash flow would assist in reducing debt. And last, we expect increased revenues to be driven by our eCommerce platform, entrance into new markets and growth of our automotive original equipment business. We are leveraging our past investments, product portfolio and manufacturing footprint to create a significant opportunity for value creation.”

2015 Second Quarter Commentary

•
Net sales decreased 11.1 percent to $158.5 million. Cequent Americas sales decreased 11.5 percent and Cequent APEA sales decreased 9.6 percent in U.S. dollars but increased 4.8 percent in local currency

•
Segment operating profit margin was 6.0 percent compared to 10.6 percent in the second quarter of 2014. Excluding Special Items(1), segment operating margin was 9.0 percent compared to 11.5 percent in the second quarter 2014

•
Net income per diluted share was $0.12 and $0.60 at the end of the second quarter of 2015 and 2014, respectively. Excluding Special Items(1), net income was $0.30 per diluted share compared to $0.65 per diluted share in second quarter 2014

•	Leverage ratio of 3.82x, well below maintenance level

2015 Second Quarter Operating Segment Highlights

•
Cequent Americas sales decreased 11.5 percent, with volume challenged by distributor consolidation and the elimination of certain incentive practices. Excluding Special Items(1), Cequent Americas operating profit decreased to $11.9 million due to reduced volume and mix.

•
Cequent APEA sales increased 4.8 percent in local currency, aided by growth in the automotive original equipment channel. Excluding Special Items(1), Cequent APEA operating profit increased to $2.4 million due to increased volume in South Africa and productivity improvements.

Outlook
“Margin improvement is our number one priority. Productivity at the Reynosa, Mexico facilities continues to improve at a double-digit rate. In July, we announced the closure of our Juarez, Mexico plant, consolidating manufacturing into our Reynosa facilities, and rightsizing our manufacturing footprint. This announcement, coupled with other initial actions, is anticipated to result in cumulative savings of greater than $10 million on an annual run rate. Operating profit from acquisitions was up over 300 basis points from second quarter 2014, and the integration of the Cequent Americas businesses remains on schedule. We are creating a culture of continuous improvement through our continued focus on operational excellence, which should drive cost savings longer term,” said Zeffiro.
“Our outlook for the next six months is positive, given that motor vehicle sales are estimated to be over 17 million on an annual basis in 2015, with much of that in large trucks and SUV’s, and gas prices remain low, driving boat and recreational vehicle sales. On the downside, we will continue to see headwinds from foreign currency and the continued consolidation in aftermarket distribution. Our forecast for the six months ended December 31, 2015 is for sales to be flat to slightly up, and an increase in operating profit of more than 50 percent, resulting in a 200 basis point improvement in operating profit margin compared to the same time period in 2014. On a full year basis for 2015, we expect earnings to be in a range of $1.00 to $1.20 per diluted share, excluding Special Items(1).”

About Horizon Global
Headquartered in Bloomfield Hills, Michigan, Horizon Global Corporation (NYSE: HZN) is a leading designer, manufacturer and distributor of industry leading high-quality, custom-engineered towing, trailering, cargo management and related accessory products for original equipment, aftermarket and retail channel customers on a global basis. Our mission is to utilize forward-thinking technology to develop and deliver best-in-class products for our customers, engage with our employees and realize value creation for our shareholders. For more information, please visit www.horizonglobal.com.

Safe Harbor Statement
Any "forward-looking" statements contained herein, including those relating to market conditions or the Company's financial condition and results, expense reductions, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to the spin-off from TriMas Corporation, including the future prospects of the Company as an independent company, general economic and currency conditions, various conditions specific to the Company's business and industry, the Company's leverage, liabilities imposed by the Company's debt instruments, market demand, competitive factors, supply constraints, material and energy costs, technology factors, litigation, government and regulatory actions, the Company's ability to successfully implement its profitability improvement measures, the Company's accounting policies, future trends, and other risks which are detailed in the Company's Registration Statement filed on Form S-1 (available at www.sec.gov). These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

(1)
Appendix I details certain costs, expenses, other charges and cash flow items, collectively described as ''Special Items,'' that are included in the determination of net income under GAAP, but that management would consider important in evaluating the quality of the Company's operating results. Accordingly, the Company presents adjusted net income, operating profit, earnings per share and cash flow excluding these Special Items to help investors evaluate our operating performance and trends in our business consistent with how management evaluates such performance and trends.

(2)
Business Segment Results include Operating Profit that excludes the impact of Special Items. For a complete schedule of Special Items by segment, see "Company and Business Segment Financial Information."

Horizon Global Corporation
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	June 30, 2015	December 31, 2014
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$17,050	$5,720
Receivables, net	92,750	63,840
Inventories	125,750	123,530
Deferred income taxes	4,840	4,840
Prepaid expenses and other current assets	6,520	5,690
Total current assets	246,910	203,620
Property and equipment, net	48,870	55,180
Goodwill	5,630	6,580
Other intangibles, net	61,400	66,510
Other assets	12,890	11,940
Total assets	$375,700	$343,830
Liabilities and Shareholders' Equity
Current liabilities:
Current maturities, long-term debt	$17,940	$460
Accounts payable	81,830	81,980
Accrued liabilities	44,380	37,940
Total current liabilities	144,150	120,380
Long-term debt	192,430	300
Deferred income taxes	9,220	8,970
Other long-term liabilities	27,900	25,990
Total liabilities	373,700	155,640
Total shareholders' equity	2,000	188,190
Total liabilities and shareholders' equity	$375,700	$343,830

Horizon Global Corporation
Consolidated Statements of Income
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Net sales	$158,540	$178,260	$300,900	$326,350
Cost of sales	(120,790)	(131,600)	(227,850)	(244,030)
Gross profit	37,750	46,660	73,050	82,320
Selling, general and administrative expenses	(30,550)	(31,610)	(62,190)	(63,020)
Net loss on dispositions of property and equipment	(1,840)	(60)	(1,790)	(70)
Operating profit	5,360	14,990	9,070	19,230
Other expense, net:
Interest expense	(120)	(170)	(240)	(360)
Other expense, net	(720)	(720)	(1,970)	(1,480)
Other expense, net	(840)	(890)	(2,210)	(1,840)
Income before income tax expense	4,520	14,100	6,860	17,390
Income tax expense	(2,320)	(3,280)	(3,180)	(4,190)
Net income	$2,200	$10,820	$3,680	$13,200
Net income per share:
Basic	$0.12	$0.60	$0.20	$0.73
Diluted	$0.12	$0.60	$0.20	$0.73
Weighted average common shares outstanding:
Basic	18,062,027	18,062,027	18,062,027	18,062,027
Diluted	18,134,475	18,113,080	18,134,475	18,113,080

Horizon Global Corporation
Consolidated Statements of Cash Flows
(Unaudited - dollars in thousands)

	Six months ended June 30,
	2015	2014
Cash Flows from Operating Activities:
Net income	$3,680	$13,200
Adjustments to reconcile net income to net cash used for operating activities:
Loss on dispositions of property and equipment	1,790	70
Depreciation	5,080	5,930
Amortization of intangible assets	3,720	3,810
Deferred income taxes	980	510
Non-cash compensation expense	1,270	1,570
Increase in receivables	(31,110)	(41,830)
(Increase) decrease in inventories	(4,140)	11,610
Increase in prepaid expenses and other assets	(1,630)	(110)
Increase (decrease) in accounts payable and accrued liabilities	12,800	(13,430)
Other, net	670	420
Net cash used for operating activities	(6,890)	(18,250)
Cash Flows from Investing Activities:
Capital expenditures	(4,140)	(7,550)
Net proceeds from disposition of property and equipment	1,470	200
Net cash used for investing activities	(2,670)	(7,350)
Cash Flows from Financing Activities:
Proceeds from borrowings on credit facilities	73,100	89,730
Repayments of borrowings on credit facilities	(65,410)	(86,610)
Proceeds from Term B Loan, net of issuance costs	192,970	—
Proceeds from ABL Revolving Debt, net of issuance costs	7,720	—
Net transfers from former parent	27,630	25,660
Cash dividend paid to former parent	(214,500)	—
Net cash provided by financing activities	21,510	28,780
Effect of exchange rate changes on cash	(620)	300
Cash and Cash Equivalents:
Increase for the period	11,330	3,480
At beginning of period	5,720	7,880
At end of period	$17,050	$11,360
Supplemental disclosure of cash flow information:
Cash paid for interest	$220	$310

Horizon Global Corporation
Company and Business Segment Financial Information
Continuing Operations
(Unaudited - dollars in thousands)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Cequent Americas
Net sales	$118,950	$134,460	$225,490	$243,080
Operating profit	$7,780	$16,790	$13,700	$22,550
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$2,250	$1,460	$2,470	$2,440
Loss on software disposal	$1,870	$—	$1,870	$—
Excluding Special Items, operating profit would have been	$11,900	$18,250	$18,040	$24,990

Cequent APEA
Net sales	$39,590	$43,800	$75,410	$83,270
Operating profit	$1,670	$2,170	$3,920	$4,630
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$750	$—	$1,060	$—
Excluding Special Items, operating profit would have been	$2,420	$2,170	$4,980	$4,630

Corporate Expenses
Operating loss	$(4,090)	$(3,970)	$(8,550)	$(7,950)

Total Company
Net sales	$158,540	$178,260	$300,900	$326,350
Operating profit	$5,360	$14,990	$9,070	$19,230
Total Special Items to consider in evaluating operating profit:	$4,870	$1,460	$5,400	$2,440
Excluding Special Items, operating profit would have been	$10,230	$16,450	$14,470	$21,670

Appendix I

Horizon Global Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Net Income, as reported	$2,200	$10,820	$3,680	$13,200
After-tax impact of Special Items to consider in evaluating quality of income:
Severance and business restructuring costs	2,170	930	2,570	1,590
Loss on software disposal	1,170	—	1,170	—
Excluding Special Items, income would have been	$5,540	$11,750	$7,420	$14,790

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Diluted earnings per share, as reported	$0.12	$0.60	$0.20	$0.73
After-tax impact of Special Items to consider in evaluating quality of EPS:
Severance and business restructuring costs	0.12	0.05	0.14	0.09
Loss on software disposal	0.06	—	0.06	—
Excluding Special Items, EPS would have been	$0.30	$0.65	$0.40	$0.82
Weighted-average shares outstanding for the three and six months ended June 30, 2015 and 2014	18,134,475	18,113,080	18,134,475	18,113,080

			Six months ended June 30,
			2015	2014
Net cash used for operating activities, as reported			$(6,890)	$(18,250)
Add: Non-cash corporate expenses allocated from former parent (included in net transfers from parent)			8,550	7,950
Adjusted cash flows provided by (used for) operating activities			1,660	(10,300)
Less: Capital expenditures			(4,140)	(7,550)
Adjusted Free Cash Flow			$(2,480)	$(17,850)